Exhibit 99.1

M/I Homes Reports
2023 Third Quarter Results

Columbus, Ohio (October 25, 2023) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2023.

2023 Third Quarter Highlights:
•New contracts increased 50% to 2,021 contracts
•Delivered 2,096 homes, up 3% from 2022’s 2,026 homes delivered
•Record third quarter revenue of $1.0 billion, up 3% from 2022’s third quarter
•Pre-tax income increased 7% to $178.0 million, a third quarter record
•All-time quarterly record net income of $139.0 million ($4.82 per diluted share), up 6% from 2022’s $131.6 million
•Shareholders’ equity reached a record of $2.4 billion, a 25% increase from a year ago, with book value per share of $87
•Return on equity of 23%

For the third quarter of 2023, the Company reported pre-tax income of $178.0 million and net income of $139.0 million, or $4.82 per diluted share. This compares to pre-tax income of $166.6 million and net income of $131.6 million, or $4.67 per diluted share, for the third quarter of 2022. For the nine months ended September 30, 2023, net income decreased slightly to $360.1 million, or $12.58 per diluted share, compared to $360.3 million, or $12.59 per diluted share, for the same period of 2022.

Homes delivered in 2023's third quarter increased 3% to 2,096 homes. This compares to 2,026 homes delivered in 2022’s third quarter. Homes delivered for the nine months ended September 30, 2023 increased 2% to 6,093 from 2022’s deliveries of 5,982. New contracts for the third quarter of 2023 increased 50% to 2,021 new contracts compared to 1,349 in 2022. For the first nine months of 2023, new contracts increased 12% to 6,389 compared to 5,683 in 2022. Homes in backlog at September 30, 2023 had a total sales value of $1.8 billion, a 28% decrease from a year ago. Backlog units at September 30, 2023 decreased 24% to 3,433 homes, with an average sales price of $510,000. At September 30, 2022, backlog sales value was $2.4 billion, with backlog units of 4,536 and an average sales price of $533,000. M/I Homes had 204 communities at September 30, 2023 compared to 178 communities at September 30, 2022. The Company's cancellation rate was 10% in the third quarter of 2023 compared to 17% in the third quarter of 2022.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a very strong third quarter, highlighted by record revenue, record income, a 50% increase in new contracts and very strong returns. We increased revenue by 3% to a record $1.0 billion, increased pre-tax income by 7% to a record $178.0 million, generated 27% gross margins and 17% pre-tax income margins. These results produced a solid 23% return on equity.”

Mr. Schottenstein continued, “Our financial condition is strong. We ended the quarter with record shareholders’ equity of $2.4 billion, an increase of 25% from a year ago, book value of $87 per share, cash of $736 million, zero borrowings on our $650 million credit facility, and a homebuilding debt to capital ratio of 22%. Given our performance through three quarters of this year, along with the strength of our balance sheet, low debt levels, diverse product offerings and well-located communities, we are positioned to have a very strong 2023.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2024.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
New contracts	2,021	1,349	6,389	5,683
Average community count	200	173	199	174
Cancellation rate	10%	17%	11%	11%
Backlog units	3,433	4,536	3,433	4,536
Backlog sales value	$1,751,442	$2,419,291	$1,751,442	$2,419,291
Homes delivered	2,096	2,026	6,093	5,982
Average home closing price	$481	$487	$486	$474

Homebuilding revenue:
Housing revenue	$1,008,356	$986,843	$2,963,500	$2,837,912
Land revenue	14,424	5,986	23,276	12,897
Total homebuilding revenue	$1,022,780	$992,829	$2,986,776	$2,850,809

Financial services revenue	23,591	20,099	74,138	63,584
Total revenue	$1,046,371	$1,012,928	$3,060,914	$2,914,393

Cost of sales - operations	764,638	741,013	2,286,371	2,145,082
Gross margin	$281,733	$271,915	$774,543	$769,311
General and administrative expense	55,867	58,247	162,481	162,246
Selling expense	53,735	46,373	154,686	134,000
Operating income	$172,131	$167,295	$457,376	$473,065
Other income	1	—	(34)	(17)
Interest (income) expense - net	(5,834)	701	(11,893)	2,065
Income before income taxes	$177,964	$166,594	$469,303	$471,017
Provision for income taxes	38,948	35,004	109,220	110,750
Net income	$139,016	$131,590	$360,083	$360,267

Earnings per share:
Basic	$4.98	$4.76	$12.97	$12.86
Diluted	$4.82	$4.67	$12.58	$12.59

Weighted average shares outstanding:
Basic	27,909	27,618	27,769	28,025
Diluted	28,837	28,185	28,631	28,610

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2023	2022
Assets:
Total cash, cash equivalents and restricted cash (1)	$736,252	$67,761
Mortgage loans held for sale	207,181	183,327
Inventory:
Lots, land and land development	1,355,622	1,230,139
Land held for sale	6,881	9,174
Homes under construction	1,218,256	1,624,831
Other inventory	159,769	152,591
Total Inventory	$2,740,528	$3,016,735

Property and equipment - net	36,015	35,217
Investments in joint venture arrangements	44,866	51,700
Operating lease right-of-use assets	58,304	55,388
Goodwill	16,400	16,400
Deferred income tax asset	18,019	10,251
Other assets	145,803	151,134
Total Assets	$4,003,368	$3,587,913

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$396,685	$395,911
Senior notes due 2030 - net	296,739	296,235
Notes payable - other	—	429
Total Debt - Homebuilding Operations	$693,424	$692,575

Notes payable bank - financial services operations	200,619	189,371
Total Debt	$894,043	$881,946

Accounts payable	250,937	296,326
Operating lease liabilities	59,433	56,199
Other liabilities	373,243	415,669
Total Liabilities	$1,577,656	$1,650,140

Shareholders’ Equity	2,425,712	1,937,773
Total Liabilities and Shareholders’ Equity	$4,003,368	$3,587,913

Book value per common share	$87.10	$70.65
Homebuilding debt to capital ratio (2)	22%	26%
(1)Includes $0.2 million and $0.7 million of restricted cash and cash held in escrow for the quarters ended September 30, 2023 and 2022, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash provided by (used in) operating activities	$79,541	$(92,689)	$497,230	$(14,149)
Cash used in investing activities	$(11,330)	$(7,635)	$(14,132)	$(19,098)
Cash used in financing activities	$(246)	$(20,670)	$(58,388)	$(135,360)

Land/lot purchases	$105,860	$74,989	$247,574	$289,604
Land development spending	$151,222	$142,000	$352,555	$349,240
Land sale revenue	$14,424	$5,986	$23,276	$12,897
Land sale gross profit	$2,115	$1,350	$3,004	$2,908

Financial services pre-tax income	$9,878	$7,883	$33,678	$29,605

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$139,016	$131,590	$360,083	$360,267
Add:
Provision for income taxes	38,948	35,004	109,220	110,750
Interest income - net	(8,469)	(1,062)	(19,122)	(2,369)
Interest amortized to cost of sales	8,778	6,683	25,602	21,546
Depreciation and amortization	4,227	4,350	12,890	12,824
Non-cash charges	2,682	2,764	7,006	6,613
Adjusted EBITDA	$185,182	$179,329	$495,679	$509,631

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	885	466	90%	2,662	2,378	12%
Southern	1,136	883	29%	3,727	3,305	13%
Total	2,021	1,349	50%	6,389	5,683	12%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	741	850	(13)%	2,321	2,610	(11)%
Southern	1,355	1,176	15%	3,772	3,372	12%
Total	2,096	2,026	3%	6,093	5,982	2%

	BACKLOG
	September 30, 2023			September 30, 2022
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,397	$727	$521,000	1,658	$856	$517,000
Southern	2,036	$1,024	$503,000	2,878	$1,563	$543,000
Total	3,433	$1,751	$510,000	4,536	$2,419	$533,000

	LAND POSITION SUMMARY
	September 30, 2023			September 30, 2022
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,341	8,385	15,726	7,713	8,111	15,824
Southern	15,835	13,267	29,102	17,204	13,044	30,248
Total	23,176	21,652	44,828	24,917	21,155	46,072